UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
 Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2017

GUIDED THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22179	58-2029543
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of principal executive offices)	30092 (Zip Code)

Registrant’s telephone number, including area code: (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Guided Therapeutics, Inc. (the “Company”) hereby amends its current report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 26, 2017 ( the “Current Report”). The Company had previously submitted a request for confidential treatment to the Commission concerning Exhibit 10.1 to the Current Report, which has been withdrawn. An unredacted copy of the agreement is included as Exhibit 10.1 hereto and the disclosure under Item 1.01 of this amendment reflects the unredacted information.

Other than as expressly set forth above, this amendment does not, and does not purport to, amend, restate, or update the information contained in the Current Report, or reflect any events that have occurred after the Current Report was filed. As a result, the Current Report, as amended hereby, continues to speak as of the initial filing date and time of the Current Report.

Item 1.01.
Entry into a Material Definitive Agreement.

On January 22, 2017, the Company entered into a license agreement with Shandong Yaohua Medical Instrument Corporation, or SMI, pursuant to which the Company granted SMI an exclusive global license to manufacture the LuViva device and related disposables (subject to a carve-out for manufacture in Turkey) and exclusive distribution rights in the Peoples Republic of China, Macau, Hong Kong and Taiwan. In exchange for the license, SMI will pay a $1.0 million licensing fee, payable in five installments through October 2017, underwrite the cost of securing approval of LuViva with the Chinese Food and Drug Administration, or CFDA, and, once it obtains CFDA approval, pay $1.90 royalty on each disposable sold in the territories by purchasing directly from the Company a Controlled Programmable Chip (CPC), necessary for the operation of disposable unit. Pursuant to the SMI agreement, SMI must become capable of manufacturing LuViva in accordance with ISO 13485 for medical devices by the second anniversary of the SMI agreement, and achieve CFDA approval by July 22, 2019, or else forfeit the license. During 2017, SMI must purchase no fewer than ten devices at $13,000 each (with up to four devices pushed to 2018 if there is a delay in obtaining approval from the CFDA). In the three full calendar years following CFDA approval, SMI must sell a minimum of 3,500 devices (500 in the first year, 1,000 in the second, and 2,000 in the third), and purchase a minimum of 25,200,000 CPC’s from the Company, resulting in revenues of $47,880,000 to the Company over the three-year period, or else forfeit the license. As manufacturer of the devices and disposables, SMI will be obligated to sell each to the Company at costs no higher than the Company’s current costs. As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, the Company agreed to issue $1.0 million in shares of its common stock to SMI, in five installments through October 2017, at a price per share equal to the lesser of the average closing price for the five days prior to issuance and $1.25.

In order to facilitate the SMI agreement, immediately prior to its execution the Company entered into an agreement with Shenghuo Medical, LLC, regarding the Company’s previous license to Shenghuo. Under the terms of the new agreement, Shenghuo agreed to relinquish its manufacturing license and its distribution rights in SMI’s territories, and to waive its rights under the original Shenghuo agreement, all for as long as SMI performs under the SMI agreement. As consideration, the Company has agreed to split with Shenghuo the licensing fees and net royalties from SMI that we the Company receive under the SMI agreement. Should the SMI agreement be terminated, the Company has agreed to re-issue the original license to Shenghuo under the original terms. The Company’s COO and director, Mark Faupel, is a shareholder of Shenghuo, and another director, Richard Blumberg, is a managing member of Shenghuo.

The above descriptions are qualified in their entirety by reference to the SMI agreement and the Shenghuo agreement, attached as Exhibits 10.1 and 10.2, respectively, to this current report and incorporated herein by reference. A press release further describing the agreements is attached at Exhibit 99.1 and is incorporated herein by reference.

This current report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy any securities. The securities described above have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act.

Item 3.02
Unregistered Sales of Equity Securities

The information set forth under Item 1.01 is incorporated by reference into this Item 3.02. The issuance of the securities described under Item 1.01 pursuant to the SMI agreement has been conducted as a private placement to “accredited investors” (as that term is defined under Rule 501 of Regulation D), and is exempt from registration under the Securities Act of 1933 in reliance upon Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering.

Item 5.05
Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

The information set forth under Item 1.01 is incorporated by reference into this Item 5.05. On January 15, 2017, each of the disinterested directors on the Company’s Board of Directors, having considered the interests of Dr. Faupel and Mr. Blumberg and having approved the agreement, effectively waived the conflict-of-interest provisions of the Company’s code of ethics.

Item 9.01
Financial Statements and Exhibits

(d)
Exhibits.

Number	Exhibit
10.1	Agreement, dated January 22, 2017, between the Company and Shandong Yaohua Medical Instrument Corporation
10.2*	Agreement, dated January 22, 2017, between the Company and Shenghuo Medical, LLC
99.1*	Press Release, dated January 25, 2017

*Previously filed as part of the current report on Form 8-K, filed January 26, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

/s/ Gene S. Cartwright, Ph.D.
By: Gene S. Cartwright, Ph.D.
President and Chief Executive Officer
Date: March 24, 2017

EXHIBIT INDEX

Number	Exhibit
10.1	Agreement, dated January 22, 2017, between the Company and Shandong Yaohua Medical Instrument Corporation
10.2*	Agreement, dated January 22, 2017, between the Company and Shenghuo Medical, LLC
99.1*	Press Release, dated January 25, 2017

*Previously filed as part of the current report on Form 8-K, filed January 26, 2017.